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                                                                     EXHIBIT 2.1




                  SECURITIES PURCHASE AND REDEMPTION AGREEMENT


                             DATED AUGUST 27, 1997
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                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----
1. TWP Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2. Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   2.1   Repayment of Existing Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   2.2   New Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

3. Purchase/Redemption of Partnership Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   3.1   Purchase/Redemption of Partnership Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   3.2   TWP Purchase of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   3.3   Exchange of Partnership Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4. [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

5. Delivery and Surrender of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   5.1   Delivery of Purchased Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   5.2   Delivery of Purchased Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   5.3   Surrender of Redemption Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

6. Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   6.1   Documents to be Delivered by the Company and/or the Partnership  . . . . . . . . . . . . . . . . . . . . . . . .  4
   6.2   Documents to be Delivered by the Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   6.3   Documents to be Delivered by the Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   6.4   Documents to be Delivered by TWP   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

7. Representations and Warranties by the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   7.1   Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   7.2   Capitalization, Equity Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   7.3   Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   7.4   No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   7.5   Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   7.6   No Undisclosed Liabilities, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   7.7   Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   7.8   Title to and Condition of Properties and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   7.9   Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   7.10  Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   7.11  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   7.12  Patents, Copyrights and Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11


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
    7.13 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    7.14 Governmental Authorizations and Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    7.15 Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    7.16 Relationships   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    7.17 Publications in Process   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    7.18 List of Publications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    7.19 Replacement of Computer Tapes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    7.20 Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    7.21 Compliance With Legislation Regulating Environmental Quality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    7.22 Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    7.23 Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    7.24 Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    7.25 No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

8.  Representations and Warranties by TWP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.1  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.3  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.4  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.6  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.7  No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.8  Acquisition for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

9.  Representations and Warranties of the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    9.1  Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    9.2  Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    9.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    9.4  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.5  Absence of Conflicts, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.6  Knowledge; Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.7  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

10. Representations and Warranties of the Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    10.1 Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    10.2 Ownership of Partnership Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    10.3 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    10.4 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    10.5 Absence of Conflicts, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    10.6 Knowledge; Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    10.7 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21



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
11. Covenants of the Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    11.1   Access, Information and Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    11.2   Conduct of Business Pending Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    11.3   Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    11.4   No Solicitation of Offers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    11.5   Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    11.6   No Transfers by Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    11.7   No Transfers by Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    11.8   Updating of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    11.9   Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    11.10  No Unreasonable Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    11.11  Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    11.12  Dunning Non-Competition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

12. Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    12.1   Conditions to Obligations of the Company and the Partnership. . . . . . . . . . . . . . . . . . . . .   27
    12.3   Commercially Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

13. Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    13.1   TWP's Right to Terminate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    13.2   The Stockholders and the Limited Partners' Right to Terminate . . . . . . . . . . . . . . . . . . . .   32
    13.3   Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

14. Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    14.1   Non-Survival of Representations and Warranties; Release Upon Closing. . . . . . . . . . . . . . . . .   33
    14.2   Limited Partner and Stockholder Representative. . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    14.3   Selling Securityholder's Post-Closing Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    14.4   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    14.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    14.6   Choice of Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    14.7   No Third Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    14.8   Entire Agreement; Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    14.9   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    14.10  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    14.11  Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    14.12  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    14.13  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    14.14  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    14.15  Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    14.16  Fund Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    14.17  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

                        INDEX TO SCHEDULES AND EXHIBITS

Schedule 1 -    Calculation Methodology of Unit Value

Schedule 3 -    Redemption of Partnership Units/Redemption of Shares

Schedule 7.1 -  Jurisdictions

Schedule 7.2 -  Partnership Capitalization

Schedule 7.3 -  Authority

Schedule 7.4 -  No Violations

Schedule 7.6 -  Undisclosed Liabilities

Schedule 7.7 -  Absence of Certain Changes

Schedule 7.8 -  Title to and Condition of Properties and Assets

Schedule 7.9 -  Leased Property

Schedule 7.10 - Materials Contracts and Commitments

Schedule 7.11 - Litigation

Schedule 7.12 - Patents, Copyrights and Trademarks

Schedule 7.13 - Compliance with Laws

Schedule 7.14 - Governmental Authorizations and Regulations

Schedule 7.18 - List of Publications

Schedule 7.19 - Replacement of Computer Tapes

Schedule 7.20 - Employees

Schedule 7.21 - Compliance With Legislation Regulating Environmental Quality

Schedule 9.4 -  Consents re: Stockholders

Schedule 10.4 - Consents re:  Limited Partners

Schedule 11.2.7 - Conduct of Business re: Compensation

Schedule 12.2.7 - Consents and Authorizations


Exhibit A - Legal Opinion from Latham & Watkins

Exhibit B - TWP Certificate

Exhibit C - Legal Opinion from Kirkland & Ellis

Exhibit D - Company Certificate

Exhibit E - Certificate of Secretary of the Company

Exhibit F - Partnership Certificate

Exhibit G - Certificate of the General Partner of the Partnership

Exhibit H - Third Amended and Restated Partnership Agreement and Summary of
Terms

Exhibit I - Investors Agreement

Exhibit J1-J2 - Employment Agreements

Exhibit K - Executive Agreement

Exhibit L - Management Agreement

Exhibit M - Registration Agreement

                  SECURITIES PURCHASE AND REDEMPTION AGREEMENT


     This Securities Purchase and Redemption Agreement (the "Agreement") is entered into as of August 27, 1997 by and among TransWestern Publishing Company, L.P., a Delaware limited partnership (the "Partnership"), TransWestern Communications Company, Inc., a Delaware corporation (the "Company"), TWP Recapitalization Corp., a Delaware corporation ("TWP"), Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership (the "Fund"), the limited partners of the Partnership executing this Agreement (each such limited partner, together with any additional limited partners becoming a party hereto by execution and delivery of a counterpart signature page in accordance with the terms hereof, a "Limited Partner" and collectively the "Limited Partners") and the stockholders of the Company executing this Agreement (each such stockholder, together with any additional stockholders becoming a party hereto by execution and delivery of a counterpart signature page in accordance with the terms hereof, a "Stockholder" and collectively the "Stockholders").

     WHEREAS, the Partnership, the Company, the Stockholders and TWP desire to effect a recapitalization of the Partnership pursuant to which TWP will purchase units in the Partnership and the Partnership and the Limited Partners desire to effect a redemption of all or part of the units held by the Limited Partners;

     WHEREAS, TWP desires to purchase and the Stockholders desire to sell all or part of the stock of the Company held by the Stockholders, all in accordance with the terms and conditions of this Agreement;

     WHEREAS, TWP was organized solely for the purpose of purchasing units in the Partnership and acquiring such stock of the Company held by the Stockholders, and, except for certain commitments made to TWP by the Fund, TWP has no assets; and

     WHEREAS, the Fund desires to induce each of the other parties hereto to enter into this Agreement with TWP and to consummate the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

     1. TWP Investment. Upon the terms and conditions of this Agreement, the Fund shall cause TWP to, and TWP shall, pay to the Partnership the sum of (a) One Hundred Thirty Million Dollars ($130,000,000), minus (b) the aggregate amount of cash invested by the CIVC Parties, the Reinvesting Managers and the Other Investors at the Closing as contemplated by Section 12.1.6 or Section 12.1.7, minus (c) the aggregate value of the Class A Units and Company common stock exchanged, retained or purchased by the CIVC Parties, the Reinvesting Managers and the Other

Investors at the Closing as contemplated by Section 12.1.6 or Section 12.1.7, minus (d) the aggregate purchase price (the "Share Purchase Price") to be paid by TWP to certain Stockholders pursuant to Section 4 to acquire shares of Company common stock, by wire transfer in immediately available funds as payment in full for the Purchased Units (as defined below). In consideration for the foregoing investment, the Partnership will issue to TWP Preferred Units and Class A Units (collectively, the "Purchased Units"). The value of each Purchased Unit and the number of Purchased Units shall be determined using the methodology set forth in Schedule 1 attached hereto; it being understood that the numbers set forth therein are assumptions made for example purposes only.

     2. Indebtedness. Upon the terms and conditions of this Agreement, on the Closing Date, the Partnership shall, upon receipt of such executed agreements and other documents described in Section 2.1 and the proceeds of the equity investment by TWP described in Section 1, sequentially effectuate the following transactions described in Sections 2.1 and 2.2 relating to indebtedness.

          2.1 Repayment of Existing Indebtedness. The Partnership shall use part of the proceeds of the equity investment by TWP described in Section 1 to concurrently (i) repay all funded indebtedness of the Partnership (except for the Promissory Note dated April 29, 1996 in favor of J&J Marketing, Inc.), including without limitation indebtedness under the existing credit facility with First Union National Bank of North Carolina and CIBC, Inc., any LIBOR contract breakage costs and any costs associated with the termination of all interest rate swap agreements.

          2.2 New Financing. The Fund shall arrange the financing (the "Financing") on behalf of the Partnership described in the following commitment letters delivered by TWP to the Partnership and shall deliver to the Partnership at the Closing all agreements and other documents necessary for the Partnership to consummate such financing, each executed by Canadian Imperial Bank of Commerce ("CIBC") or CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy"), as applicable, and the other lenders participating therein, if any: (i) a commitment letter dated August 26, 1997 from CIBC pursuant to which CIBC has committed pursuant to the terms thereof to provide senior secured credit facilities to the Partnership in connection with the transactions contemplated hereby; and (ii) a commitment letter dated August 26, 1997 from CIBC Wood Gundy pursuant to which CIBC Wood Gundy has committed pursuant to the terms thereof to provide senior subordinated financing to the Partnership in connection with the transactions contemplated hereby (collectively, the "Debt Commitment Letters"). The Partnership shall cooperate with the Fund in obtaining such financing. The Partnership shall use a portion of the combined proceeds of the Financing and the equity investment by TWP to pay a portion of the expenses set forth in Section 14.13 and to make the Class E Catch-Up Distribution (as defined in the Partnership Agreement).

     3. Purchase/Redemption and Exchange of Partnership Units; Purchase and Sale of Shares.

          3.1 Purchase/Redemption of Partnership Units. From the proceeds of the Financing and, to the extent necessary, part of the proceeds of the equity investment by TWP described in Section 1, the Partnership shall redeem and purchase from each of the Limited Partners on the Closing Date the number of Class A Units listed opposite such Limited Partner's name on
     Schedule 3 attached hereto, other than such Class A Units which such Limited Partner elects to retain or exchange as contemplated by Section
     12.1.6 or Section 12.1.7 (such Class A Units to be redeemed being sometimes hereinafter referred to as the "Redemption Units"). Upon the terms and conditions of this Agreement, each Limited Partner hereby agrees to sell and deliver to the Partnership on the Closing Date such Limited Partner's respective Redemption Units. As payment in full for the Redemption Units, the Partnership shall pay to each Limited Partner the amount set forth on
     Schedule 3 opposite the name of such Limited Partner in cash at the Closing (reduced, in the case of each Limited Partner electing to retain or exchange Class A Units pursuant to Section 12.1.6 or Section 12.1.7, in direct proportion to the proportion of such Limited Partner's aggregate amount of Class A Units which are retained or exchanged).

          3.2 Exchange of Partnership Units. Each Limited Partner that elects to retain Class A Units pursuant to Section 12.1.6 or 12.1.7, as applicable, shall deliver to the Partnership one-half of the Class A Units so retained by such Limited Partner and the Partnership shall issue to such Limited Partner a Preferred Unit in exchange for each Class A Unit delivered to the Partnership.

          3.3 TWP Purchase of Shares. Upon the terms and conditions of this Agreement, the Fund shall cause TWP to, and TWP shall, pay to each Stockholder on the Closing Date by wire transfer of immediately available funds as payment in full for such Stockholder's Purchased Shares (as defined below), the amount set forth on Schedule 3 opposite the name of such Stockholder in cash at the Closing (reduced, in the case of each Stockholder electing to retain shares of the Company's common stock pursuant to Section 12.1.6 or Section 12.1.7, in direct proportion to the proportion of such Stockholder's aggregate amount of such shares which are retained). The value of the Purchased Shares and the number of Purchased Units and Purchased Shares shall be determined using the methodology set forth in Schedule 1 attached hereto; it being understood that the numbers set forth therein are assumptions made for example purposes only. The sum total of the number of shares of Company common stock listed opposite each Stockholder's name, other than such shares which such Stockholder elects to retain as contemplated by Section 12.1.6 or 12.1.7, in direct proportion to the amount of Class A Units which are being retained by such person, are referred to as the "Purchased Shares."

     4. [Intentionally Omitted]

     5.   Delivery and Surrender of Certificates.

          5.1 Delivery of Purchased Shares. At the Closing, each Stockholder shall deliver to TWP the stock certificate(s) representing such Stockholder's Purchased Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank. The Stockholders shall cease to have any rights as stockholders relating to their respective Purchased Shares except for such rights as they have pursuant to this Agreement.

          5.2 Delivery of Purchased Units. At the Closing, the Partnership shall make appropriate notations in its books and records to reflect the issuance and transfer of newly issued Purchased Units to TWP hereunder.

          5.3 Surrender of Redemption Units. At the Closing, each Limited Partner shall cease to have any rights as a limited partner relating to its own Redemption Units (if any) except for such rights as it has pursuant to this Agreement.

     6. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place on October 1, 1997 at 10:00 am local time at the offices of Latham & Watkins, 701 B Street, San Diego, California 92101, or on such earlier date that all of the conditions precedent to closing set forth in
Section 12 shall have been satisfied or waived in writing. The date that the Closing actually occurs is referred to as the "Closing Date".

          6.1 Documents to be Delivered by the Company and/or the Partnership. On or before the Closing Date, the Company and/or the Partnership, as applicable, shall deliver the following:

               6.1.1 The Partnership shall deliver the instruments and documents described in Section 5.2 and all documents and instruments required to be delivered by the Partnership pursuant to Section 12.2.

               6.1.2 The Company shall deliver all documents and instruments required to be delivered by the Company pursuant to Section 12.2.

               6.1.3 The Partnership shall deliver the consideration described in Section 3.

               6.1.4 All instruments and documents executed and delivered to TWP pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to TWP. All instruments and documents executed and delivered to the Company pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Company. All instruments and documents executed and delivered to the Partnership pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Partnership.

          6.2 Documents to be Delivered by the Stockholders On or before the Closing Date, the Stockholders shall deliver the following:

               6.2.1  All instruments and documents described in Section 5.1.

               6.2.2 All instruments and documents executed and delivered to TWP pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to TWP.

          6.3 Documents to be Delivered by the Limited Partners. On or before the Closing Date, the Limited Partners shall deliver the following:

               6.3.1  All instruments and documents described in Section 5.3.

               6.3.2 All instruments and documents executed and delivered to TWP pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to TWP. All instruments and documents executed and delivered to the Partnership pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Partnership.

          6.4 Documents to be Delivered by TWP. On or before the Closing Date, the Fund shall cause TWP to, and TWP shall, deliver the following:

               6.4.1 Immediately available funds as described in Sections 1 and all documents required to be delivered by TWP pursuant to Section 12.1.

               6.4.2 All instruments and documents executed and delivered to the Company pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Company. All instruments and documents executed and delivered to the Partnership pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Partnership.

     7. Representations and Warranties by the Partnership. The Company and the Partnership jointly and severally represent and warrant to TWP as follows:

          7.1 Organization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Partnership has delivered to TWP complete and correct copies of its Certificate of Limited Partnership and the Second Amended and Restated Agreement of Limited Partnership (the "Second Amended Partnership Agreement") as in effect on the date hereof. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties. Each jurisdiction in which the Partnership is qualified to do business is listed on Schedule 7.1 attached hereto.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Company has delivered to TWP complete and correct copies of its Certificate of Incorporation and By-Laws as in effect on the date hereof. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law.

     7.2 Capitalization, Equity Ownership. Immediately prior to the consummation of the transactions contemplated hereby, the authorized capital stock of the Company consists of 30,000 shares of the Company's common stock (9,800.05 of which will be issued and outstanding) and the capitalization of the Partnership consists of 3,968,236.02 issued and outstanding Class A Units and 299,698.43 issued and outstanding Class E Units, as set forth in more detail on Schedule
7.2 attached hereto; all of the foregoing securities of the Company and the Partnership will have been duly authorized and will be validly issued and fully paid and non-assessable and none of them will be issued in violation of any preemptive or other right; and, except as contemplated in this Agreement or the other agreements, instruments or documents delivered in connection with the transactions contemplated hereby, neither the Company nor the Partnership will be a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock, partnership interest or any other security of the Company or the Partnership or any other security exercisable or exchangeable for or convertible into any capital stock, partnership interest or any other security of the Company or the Partnership, and there will not be any outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock, partnership interest or any other security of the Company or the Partnership or any other security exercisable or convertible into any capital stock, partnership interest or any other security of the Company or the Partnership.

     7.3 Authority. The Company and the Partnership have the power to enter into this Agreement and all other agreements, instruments and documents executed and delivered by the Company or the Partnership pursuant to this Agreement (collectively, the "TransWestern Delivered Documents") and to carry out their respective obligations thereunder. Except as set forth on Schedule 7.3 attached hereto, the execution, delivery and performance of the TransWestern Delivered Documents and the consummation of the transactions contemplated thereby have been duly authorized by the Company and the Partnership, and no other proceeding or approval on the part of the Company or the Partnership is necessary to authorize the execution and delivery of the TransWestern Delivered Documents or the performance of any of the transactions contemplated thereby. Assuming due authorization, execution and delivery of the TransWestern Delivered Documents by the other parties thereto, the TransWestern Delivered Documents will be legal, valid and binding obligations of the Company or the Partnership as applicable, enforceable against the Company or the Partnership in accordance with their respective terms.

     7.4 No Violation. Except as set forth in Schedule 7.4 attached hereto, neither the execution, delivery or performance of any of the TransWestern Delivered Documents nor the consummation of any of the transactions contemplated thereby (i) will violate or conflict with the Certificate of Limited Partnership of the Partnership or the Second Amended Partnership Agreement, (ii) will violate or conflict with the Company's Certificate of Incorporation or By-Laws,
(iii) will result in any breach of or default under any provision of any material contract or agreement to which the Company or the Partnership is a party or by which the Company or the Partnership is bound or to which any property or assets of the Company or the Partnership is subject, (iv) is prohibited by or requires the Company or the Partnership to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (v) will cause any acceleration of maturity of any note, instrument or other obligation to which the Company or the Partnership is a party or by which the Company or the Partnership is bound or with respect to which the Company or the Partnership is an obligor or guarantor, or (vi) will result in the creation or imposition of any and all liens, claims, charges, restrictions, equities, taxes and encumbrances of every kind or description (collectively "Encumbrances" and individually an "Encumbrance") upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to the equity or any of the properties, assets, business, agreements or contracts of the Company or the Partnership, except as may be required in connection with obtaining any of the Financing.

     7.5 Financial Statements. The Partnership has heretofore furnished TWP with copies of the audited balance sheets, statements of income, statements of changes in partnership deficit and statements of cash flows for the fiscal years ended April 30, 1994, 1995, 1996 and 1997 (collectively, the "Year End Financials") and the unaudited balance sheet and income statement of the Partnership for the three months ended July 31, 1997 and the monthly financial review dated July 1997 (collectively, the "Unaudited Statements"). Except as otherwise set forth therein, the Unaudited Statements were prepared in a manner consistent with the Partnership's historical practices and in the reasonable judgment of management fairly present the results of operations in all material respects for the periods covered thereby, subject to year end adjustments, the absence of footnote disclosures and adjustments required by generally accepted accounting principles. Except as otherwise set forth therein, the Year End Financials are in accordance with the books and records of the Partnership and contain and reflect all necessary adjustments for a fair representation in all material respects of the financial statements as of the date and for the period covered thereby and reflect the assets, liabilities, financial condition and results of operations indicated thereby in accordance with generally accepted accounting principles consistently applied.

     7.6 No Undisclosed Liabilities, Etc. Since April 30, 1997 (except (i) for the transactions contemplated by this Agreement and (ii) as set forth in
Schedule 7.6 attached hereto):

          7.6.1 Neither the Company nor the Partnership has incurred any liability or obligation (absolute, accrued, contingent or otherwise) of any nature affecting the Company or the Partnership or any of their properties or assets, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with the Financial Statements; and

          7.6.2 The Partnership's backlog (i.e., all sales of advertising to be included in directories to be published) has been produced in the ordinary course of the business of the Partnership in quantities that are not materially greater or less than those required for the current operation of the business of the Partnership.

     7.7 Absence of Certain Changes. Since April 30, 1997 (except (i) for the negotiation, execution and delivery of this Agreement, (ii) as contemplated by this Agreement and (iii) as set forth in Schedule 7.7 attached hereto):

          7.7.1 Neither the Company nor the Partnership has had any change in their condition, operations, business, properties, assets or liabilities, except where such changes would not have a materially adverse effect on the business, assets, condition (financial or otherwise) or operating results of the Company and the Partnership, taken as a whole (a "Materially Adverse Effect");

          7.7.2 Except for the transactions contemplated in this Agreement, neither the Company nor the Partnership has issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any equity interests or any other security of the Company or the Partnership and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any equity interests or any other security of the Company or the Partnership;

          7.7.3 (i) Except for normal periodic increases in the ordinary course of business consistent with past practice, since July 1, 1997 there has not been any increase in the compensation payable or to become payable by the Company or the Partnership to any of their respective directors, officers, employees or agents (collectively, "Personnel"), (ii) other than in the ordinary course of business, since July 1, 1997 there has not been any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) since July 1, 1997 there has not been any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or the Partnership for any Personnel except pursuant to existing plans and arrangements described in
     Schedule 7.7 (collectively, the "Plans"), or (iv) since July 1, 1997 there has not been any new employment or consulting agreement to which the Company or the Partnership is a party;

          7.7.4 No property or asset of a material nature to the Company or the Partnership has been sold, transferred or otherwise disposed of, and neither the Company nor the Partnership has agreed to sell, transfer or otherwise dispose of, any of their respective material properties or assets, except in the ordinary course of business;

          7.7.5 No property or asset of a material nature to the Company or the Partnership has been subjected to any Encumbrance and neither the Company nor the Partnership has agreed to subject any of their respective material properties or assets to any Encumbrance, except for (a) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied; (b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations; (c) purchase money security interests in any property acquired by the Company or the Partnership; (d) interests or title of a lessor under any lease under which the Company or the Partnership is the lessee; (e) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction; (f) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company; (g) liens outstanding on the date hereof pursuant to agreements which will be satisfied as of the Closing; and (h) liens securing the Financing (collectively, "Permitted Encumbrances"); or

          7.7.6 There has not been any amendment or termination of any contract, agreement or license materially adversely affecting the Company or the Partnership taken as a whole.

     7.8 Title to and Condition of Properties and Assets. As of the date hereof, (i) the Company and the Partnership have good and marketable title to all of their respective assets and properties and (ii) as of the Closing Date, the Company and the Partnership will have good and marketable title to all of their respective assets and properties (except as sold or otherwise disposed of in the ordinary course of business), subject to no Encumbrance (other than Permitted Encumbrances), except as set forth on Schedule 7.8 attached hereto. The Company's and the Partnership's material facilities, machinery, furniture, office and other equipment are in good operating condition and repair, subject only to ordinary wear and tear, and neither the Company nor the Partnership nor any of their respective assets or properties is in material violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof.

     7.9 Leased Property. Attached as Schedule 7.9 is a true and complete list of all property leased by the Company or the Partnership. Each lease set forth in Schedule 7.9 pursuant to which the Company or the Partnership leases any real property or personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any default by the Company or the Partnership, or any event that with notice or lapse of time or both would constitute such a default by the Company or the Partnership and with respect to which the Company or the Partnership has not taken adequate steps to prevent such default from occurring, except for any such default as had not had and would not reasonably be expected to have a Materially Adverse Effect; all of such events, if any, and the aforesaid steps taken by the Company or the Partnership are set forth in Schedule 7.9. There is not under any such lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party, which default has had or would reasonably be expected to have a Materially Adverse Effect. Neither the Company nor the Partnership owns any real property.

     7.10 Material Contracts. All Material Contracts to which the Company or the Partnership is a party or by which the Company or the Partnership are bound are listed on Schedule 7.10. Except as disclosed on Schedule 7.10, each Material Contract is valid and subsisting and the Company or the Partnership, as applicable, has duly performed in all material respects all its obligations under each such Material Contract to which it is party to the extent that such obligations to perform have accrued and no breach or default, or, to the knowledge of the Company or the Partnership, any other party or obligor thereunder, has occurred or, assuming that the approvals and consents set forth on Schedule 12.2.7 are sought and obtained, as a result of the execution, delivery and performance of this Agreement. For purposes hereof, a "Material Contract" of the Partnership or the Company means any agreement, arrangement, bond, commitment, indemnity, lease or license to which such person is a party that (a) by its terms obligates such Person to pay an amount in excess of $50,000 per year and which cannot be terminated or canceled by such Person without liability or penalty upon 60 days' or less prior notice (but not including any advertising sale contract between the Partnership and any of its customers), (b) limits or restricts the ability of such Person to compete or to conduct its business in any manner or place, (c) is a credit agreement, note, bond, mortgage, deed of trust or indenture evidencing any indebtedness of such Person for borrowed money, is a guaranty or obligation, other than pursuant to the Plans, of any Affiliate, officer or director, of such Person, from or to such Person (but not including any advertising sale contract between the Partnership and any of its customers), or (d) the termination of which would have a Materially Adverse Effect (but not including any advertising sale contract between the Partnership and any of its customers); provided, however, that "Material Contracts" shall not mean or include any of the Plans.

     7.11 Litigation. Except as set forth in Schedule 7.11, there are no actions suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States jurisdiction, of any kind now pending or, to the best of the Company's or the Partnership's knowledge, threatened and involving in excess of $150,000, involving the Company or the Partnership or which questions the validity of any TransWestern Delivered Document or which seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Company or the Partnership under any TransWestern Delivered Document.

     7.12 Patents, Copyrights and Trademarks. Schedule 7.12 sets forth a complete list of all material copyrights, patents, trade names, trademarks and service marks, identifying whether registered or at common law, and all applications therefor that are pending or in the process of preparation (collectively, the "Intellectual Property Rights"), that are directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by the Company or the Partnership and all licenses and other agreements allowing the Company or the Partnership to use Intellectual Property Rights of third parties in the United States. Except as otherwise set forth in Schedule 7.12, the Partnership is the sole and exclusive owner of the Intellectual Property Rights listed therein, free and clear of any Encumbrance (other than Permitted Encumbrances) and such Intellectual Property Rights have not been and are not being challenged in any way or involved in any pending or threatened unfair competition proceeding. Except as set forth on Schedule 7.12, there has been and is no claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights. Neither the Company, nor the Partnership has infringed, or is infringing or is subject to any unfair competition claim with respect to any service mark or trade name registration or application therefor, trademark, trademark registration or application therefor, copyright, copyright registration or application therefor, patent, patent registration or application therefor, or any other proprietary or intellectual property right of any person or entity and neither the Company nor the Partnership has received or has any knowledge, after due inquiry, of any such claim or other notice of any such violation or infringement. Except for the licenses listed in Schedule 7.12, neither the Company nor the Partnership requires any license or other proprietary right to conduct its business as it is now being conducted.

     7.13 Compliance with Laws. The Company and the Partnership are in compliance with, and the execution and delivery of this Agreement and the other TransWestern Delivery Documents and the consummation by the Company and the Partnership of the transactions contemplated hereby and thereby (including, without limitation, the issuance to TWP of the Purchased Units) will comply with, all federal, state and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the Company or the Partnership and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the Company and the Partnership, taken as a whole. Except as set forth on Schedule 7.13, the Company and the Partnership are in compliance with (i) all applicable requirements of all United States, state and local governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and all rules, regulations and orders thereunder and (iii) all applicable laws and related rules and regulations of all United States jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act, in each case, other than any such non-compliance which in the aggregate would not reasonably be expected to have a Materially Adverse Effect.

     7.14 Governmental Authorizations and Regulations. Schedule 7.14 lists all material licenses, franchises, permits and other governmental authorizations held by the Company or the Partnership with respect to the conduct of their respective businesses. Such licenses, franchises, permits and other governmental authorizations are valid and neither the Company nor the Partnership has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. After the Closing the Company and the Partnership will continue to hold all licenses, franchises, permits and other governmental authorizations necessary to the conduct of their respective businesses as currently conducted.

     7.15 Labor Matters. No employees of the Company or the Partnership are currently represented by a labor union or labor organization, no labor union or labor organization has been certified or recognized as a representative of any such employees, and neither the Company nor the Partnership have any obligation under any collective bargaining agreement or other agreement with any labor union or labor organization that, in any way, affects the Company or the Partnership. Neither the Company nor the Partnership have any obligation to recognize or deal with any labor union or labor organization concerning the Partnership, and there are no union agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or the Partnership. There are no pending or, to the Company's or the Partnership's knowledge, threatened representation campaigns, elections or proceedings or investigations concerning union representation involving any employees of the Company or the Partnership. Neither the Company nor the Partnership have any knowledge of any activities or efforts of any labor union or labor organization (or representative thereof) to organize any employees of the Company or the Partnership nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or the Partnership or any actual or claimed representative thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three year period preceding the date hereof. Neither the Company nor the Partnership is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or labor organization concerning any employee of the Company or the Partnership, and there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company or the Partnership is aware, threatened, between the Company or the Partnership and any of their respective employees or any actual or claimed representative thereof.

     7.16 Relationships. To the best of their knowledge, the relationships of the Company and the Partnership taken as a whole with material suppliers, distributors, dealers, sales representatives, customers and others having business relationships with them are generally satisfactory, and there is no indication of any intention by any party thereto to terminate or modify the terms of any of such relationships, except for any termination or modification which would not reasonably be expected to have a Materially Adverse Effect.

     7.17 Publications in Process. The publications in process and the directories in process of distribution, including, but not limited to, artwork, production material, production information in the hands of subcontractors, work-in-progress and parts and supplies relating to such publications and directories, are suitable and usable in all material respects in the ordinary course of business for the purposes for which intended, and suitable and usable in all material respects for the due publication of the Partnership's neighborhood telephone directories and the satisfactory discharge of customer contracts for the insertion of advertising that the Partnership has entered into. Without limiting the generality of the foregoing, those items do not include any material amount of obsolete or defective materials or any excess stock items.

     7.18 List of Publications. Schedule 7.18 attached hereto contains a true and complete list of (a) each telephone directory published by the Partnership,
(b) the two most recent dates on which each of such directories were published by the Partnership and (c) the approximate number of copies of each directory published on the most recent date listed. Each publication listed in Schedule
7.18 is substantially free of errors, substantially without offset charges and without material claims for short distribution. To the knowledge of the Partnership and the Company, each directory listed in Schedule 7.18 contains substantially all of the addresses and phone numbers for the area of its publication (except for telephone numbers that are "unlisted" by agreement with the applicable local telephone exchange company) and was distributed to substantially all of the residences and business firms in its area.

     7.19 Replacement of Computer Tapes. Except as set for on Schedule 7.19 attached hereto, the Partnership does not have any knowledge that the arrangements under which information is being supplied to the Partnership by the local telephone exchange company for listed telephone numbers and addresses of households in the geographical areas in which the Partnership publishes telephone directories will be canceled, terminated or revoked.

     7.20 Employees. Except as set forth on Schedule 7.20 attached hereto, there has been no resignation or termination of employment of any officer or key employee of the Company or the Partnership and neither the Company nor the Partnership has any knowledge of any impending or threatened resignation or termination of employment that would have a material adverse effect on the operations or business of the Company or the Partnership. Except as set forth on Schedule 7.20, there has been no labor trouble, strike or work stoppage with respect to the Company or the Partnership and neither the Company nor the Partnership has any knowledge of any impending or threatened labor trouble, strike or work stoppage with respect to the Company or the Partnership. Except as set forth on Schedule 7.20 attached hereto, neither the Company not the Partnership has entered into any severance or similar arrangement in respect of any present or former employees that will result in any obligation (absolute or contingent) of the Company or the Partnership to make any payment to any present or former employees following termination of employment.

     7.21 Compliance With Legislation Regulating Environmental Quality. Except as set forth on Schedule 7.21 attached hereto, to the knowledge of the Company and the Partnership, there are no toxic wastes or other toxic or hazardous substances or materials being stored or otherwise held on, under or about any of the real properties owned, leased or used by the Company or the Partnership (the "Facilities"). The Partnership has maintained the Facilities in compliance in all material respects with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, including but not limited to the Federal Water Pollution Control Act (33 U.S.C.
Section  1251 et seq.), Resource Conservation

& Recovery Act (42 U. S. C. Section  6901 et seq.), Safe Drinking Water Act (21
U. S. C. Section 349, 42 U. S. C. Section Section 2019 300f), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), California Health & Safety Code (Section 25100 et seq., Section 39000 et seq.), and California Water Code (Section
13000 et seq.). Neither the Company nor the Partnership is engaged in any printing or manufacturing activities.

     7.22 Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or the Partnership.

     7.23 Payments. Neither the Company nor the Partnership has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company or the Partnership, which either the Company or Partnership knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither the Company nor the Partnership has participated directly in any boycotts or other similar practices affecting any of their actual or potential customers and have at all times done business in an open and ethical manner.

     7.24 Tax Matters. The Partnership and the Company (hereinafter referred to collectively as the "Taxpayers") have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports. The Taxpayers have paid in full all taxes required to be paid by such Taxpayers before such payment became delinquent. The Taxpayers have made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority. There are no audits known by the Taxpayers to be pending of the any of the Taxpayers tax returns, and there are no claims which have been asserted relating to any of the Taxpayers' tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency. There have been no waivers of statutes of limitations by any of the Taxpayers. None of the Taxpayers has filed a statement under Section 341(f) of the Internal Revenue Code of 1986, as may be amended from time to time (the "Code") (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Taxpayers' assets or property, no property of the Taxpayers is property which TWP, the Partnership or the Company is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f)

     (safe harbor leasing provisions) of the Code. Neither of the Taxpayers are a party to any tax-sharing agreement or similar arrangement with any other party. For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

          7.25 No Untrue Statements. No statement by the Company or the Partnership contained in this Agreement (including all Exhibits, Schedules and certificates delivered pursuant hereto) and, to the knowledge of Laurence H. Bloch, Ricardo Puente or Joan Fiorito, no written statement (other than budgets or projections) furnished to TWP or the Fund or their respective representatives by the Company or the Partnership or at the direction of any officer thereof contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

     8. Representations and Warranties by TWP. TWP represents and warrants to the Company and the Partnership as follows:

          8.1 Organization. TWP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted.

          8.2 Authority. TWP has the power to enter into this Agreement and all other agreements, instruments and documents executed and delivered by TWP pursuant to this Agreement (collectively, the "TWP Delivered Documents") and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of each of TWP Delivered Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by TWP, and no other proceeding on the part of TWP is necessary to authorize the execution and delivery of any of TWP Delivered Documents or the performance of any of the transactions contemplated hereby or thereby. Assuming due authorization, execution and delivery of TWP Delivered Documents by the other parties thereto, TWP Delivered Documents will be legal, valid and binding obligations of TWP enforceable against TWP in accordance with their respective terms.

          8.3 No Violation. Neither the execution, delivery or performance of any of TWP Delivered Documents nor consummation of any of the transactions contemplated thereby (i) will violate or conflict with the Certificate of Incorporation or By-laws of TWP, (ii) will result in any breach of or default under any provision of any contract or agreement to which TWP is a party or by which TWP is bound or to which any property or assets of TWP is subject, (iii) is prohibited by or requires TWP to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which TWP is a party or by which TWP is bound or with respect to which TWP is an obligor or guarantor or (v) will result in the creation or imposition of any Encumbrance upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of TWP, except as may be required in connection with obtaining any of the Financing.

     8.4 Financing. TWP has provided to the Partnership true and correct copies of the Equity Commitment Letter and the Debt Commitment Letters.

     8.5 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving TWP or any of its properties or assets that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by TWP under this Agreement.

     8.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by TWP directly with the Company, the Partnership, the Limited Partners or the Stockholders and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or like payment, except for fees due CIBC, which fees shall be paid by the Partnership.

     8.7 No Untrue Statements. No statement by TWP contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, employee, counsel or other agent of TWP pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order. to make the statements therein contained not misleading.

     8.8 Acquisition for Investment. TWP is acquiring the Purchased Shares and the Purchased Units for investment for its own account, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable securities laws. TWP understands that the Purchased Shares and the Purchased Units cannot be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering such Purchased Shares and Purchased Units or an available exemption from registration from the 1933 Act, such Purchased Shares and Purchased Units must be held indefinitely. In particular, TWP is aware that the Purchased Shares and the Purchased Units may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. TWP acknowledges that all certificates evidencing the Purchased Shares and the Purchased Units to be owned by TWP following the Closing shall bear appropriate legends evidencing the foregoing. TWP represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its execution and delivery of this Agreement and the other TWP Delivered Agreements and the consummation of the transactions contemplated hereby and thereby. TWP is "accredited," as such term is defined in the regulations promulgated under the 1933 Act, and is an "institutional buyer" as such term is defined in the regulations promulgated under Chapter 110A of the Massachusetts General Laws.

     9. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants as follows:

          9.1 Organization and Good Standing. Such Stockholder has the requisite power, authority and legal capacity to execute and deliver this Agreement and any other agreements, instruments and documents executed and delivered by such Stockholder pursuant to this Agreement (this Agreement and such other agreements, instruments and documents being referred to collectively as the "Stockholder Delivered Agreements") and to consummate the transactions contemplated hereby and thereby. Such Stockholder purporting to be a corporation or partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has all requisite power and authority to own or operate its properties and assets, and to carry on its business as it is now being conducted. Upon their delivery, the Stockholder Delivered Agreements will have been duly executed and delivered by such Stockholder. Assuming the due authorization, execution and delivery of the Stockholder Delivered Agreements to which they are a party by the other parties thereto, the Stockholder Delivered Agreements will constitute valid and binding obligations of such Stockholder enforceable in accordance with their respective terms.

          9.2 Ownership of Common Stock. Such Stockholder owns the Common Stock of the Company listed as being owned by it in Schedule 7.2 free and clear of any and all Encumbrances, except for pledges of such Common Stock pursuant to agreements or arrangements which will be satisfied at the Closing.

          9.3 Litigation. No claim, litigation, action, investigation or proceeding is pending or, to the best knowledge of such Stockholder, threatened, and no administrative, governmental or judicial order, decree, judgement or decision is outstanding against such Stockholder or any of its assets which would prevent such Stockholder from consummating the transactions contemplated herein.

          9.4 Consents. Except as otherwise set forth on Schedule 9.4 attached hereto, no authorization, approval, consent or order of, or registration, declaration or filing with, any administrative, governmental or judicial agency or tribunal or any other public or private body, entity or person is required in connection with the execution, delivery or performance of the Stockholder Delivered Agreements by such Stockholder.

          9.5 Absence of Conflicts, Etc. Neither the execution, delivery nor performance of the Stockholder Delivered Agreements:

               9.5.1 violates or conflicts with, constitutes or results in a default or breach of, or gives rise to a right of consent, acceleration or termination, under such Stockholder's governing instruments, if any, or any material commitment, contract, loan, note, agreement, instrument, lease, license or permit to which such Stockholder is a party or by which it is bound;

               9.5.2 results in the imposition of any lien or Encumbrance against such Stockholder or any of its assets; or

               9.5.3 with respect to the execution, delivery and performance by such Stockholder, violates any applicable statues, laws or governmental regulations.

          9.6 Knowledge; Access. Such Stockholder represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its execution and delivery of this Agreement and the other Stockholder Delivered Agreements and the consummation of the transactions contemplated hereby and thereby. Such Stockholder further represents that it has had access to, prior to its execution of this Agreement, the opportunity to ask questions of, and receive answers from, the Company and the Partnership and their respective officers concerning the terms and conditions of the transactions contemplated hereby and to obtain additional information (to the extent the either the Company or the Partnership possessed such information (or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

          9.7 Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon such Stockholder.

     10. Representations and Warranties of the Limited Partners. Each Limited Partner hereby represents and warrants as follows:

          10.1 Organization and Good Standing. Such Limited Partner has the requisite power, authority and legal capacity to execute and deliver this Agreement and any other agreements, instruments and documents executed and delivered by such Limited Partner pursuant to this Agreement (this Agreement and such other agreements, instruments and documents being referred to collectively as the "Limited Partner Delivered Agreements") and to consummate the transactions contemplated hereby and thereby. Such Limited Partner purporting to be a corporation or partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Limited Partner has all requisite power and authority to own or operate its properties and assets, and to carry on its business as it is now being conducted. Upon their delivery, the Limited Partner Delivered Agreements will have been duly executed and delivered by such Limited Partner. Assuming the due authorization, execution and delivery of the Limited Partner Delivered Agreements to which they are a party by the other parties thereto, the Limited Partner Delivered Agreements will constitute valid and binding obligations of such Limited Partner enforceable in accordance with their respective terms.

        10.2 Ownership of Partnership Units. Such Limited Partner owns the equity units of the Partnership listed as being owned by it in Schedule 3 free and clear of any and all Encumbrances, except for the pledges of such Partnership units pursuant to agreements or arrangements which will be satisfied at the Closing.

        10.3 Litigation. No claim, litigation, action, investigation or proceeding is pending or, to the best knowledge of such Limited Partner, threatened, and no administrative, governmental or judicial order, decree, judgement or decision is outstanding against such Limited Partner or any of its assets which would prevent such Limited Partner from consummating the transactions contemplated herein.

        10.4 Consents. Except as otherwise set forth on Schedule 10.4 attached hereto, no authorization, approval, consent or order of, or registration, declaration or filing with, any administrative, governmental or judicial agency or tribunal or any other public or private body, entity or person is required in connection with the execution, delivery or performance of the Limited Partner Delivered Agreements by such Limited Partner.

        10.5 Absence of Conflicts, Etc. Neither the execution, delivery nor performance of the Limited Partner Delivered Agreements:

                10.5.1 violates or conflicts with, constitutes or results in a default or breach of, or gives rise to a right of consent, acceleration or termination, under such Limited Partner's governing instruments, if any, or any material commitment, contract, loan, note, agreement, instrument, lease, license or permit to which such Limited Partner is a party or by which it is bound;

                10.5.2 results in the imposition of any lien or Encumbrance against such Limited Partner or any of its assets; or

           10.5.3 with respect to the execution, delivery and performance by such Limited Partner, violates any applicable statues, laws or governmental regulations.

       10.6 Knowledge; Access. Such Limited Partner represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its execution and delivery of this Agreement and the other Limited Partner Delivered Agreements and the consummation of the transactions contemplated hereby and thereby. Such Limited Partner further represents that it has had access, prior to its execution of this Agreement, the opportunity to ask questions of, and receive answers from, the Company and the Partnership and their respective officers concerning the terms and conditions of the transactions contemplated hereby and to obtain additional information (to the extent the either the Company or the Partnership' possessed such information (or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

       10.7 Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon such Limited Partner.

   11. Covenants of the Parties. Each of the Fund, TWP, the Company and the Partnership, as applicable, covenant and agree as follows:

       11.1 Access, Information and Documents. Pending the Closing, the Partnership will give to TWP and its agents and representatives
   (including, but not limited to, accountants, lawyers and appraisers), at TWP's own expense, reasonable access during normal business hours to any and all of the properties, assets, books, records and other documents relating to the Partnership, and the Partnership and the Company will furnish to TWP such information and copies of such documents and records as TWP shall reasonably request. As part of such examination TWP may make such inquiries of such persons having business relationships with the Partnership (including, but not limited to, suppliers, licensees, distributors, account executives and customers) as TWP shall determine, subject to the prior written approval of the Company (which approval shall not be withheld unreasonably). In addition, the Partnership and the Company and their respective officers will cooperate with CIBC or other lender or underwriter and its or their advisors in the preparation of an offering memorandum and other information, filing or marketing material, and to the extent reasonably requested (and at TWP's sole expense), participate in and cooperate with any roadshow relating to any marketing or sale activities in connection with the Financing.

       11.2 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by TWP in writing:

        11.2.1 the Partnership will maintain itself at all times as a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware;

        11.2.2 the Company will maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

        11.2.3 neither the Company nor the Partnership will amend or restate its respective incorporation, charter, by-laws, partnership or other organizational documents;

        11.2.4 the Partnership will carry on its business and operations in a good and diligent manner on an arm's length basis and substantially in the manner carried on as of the date hereof and the Partnership will not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted;

        11.2.5 the Partnership will not authorize or pay any distribution to its partners (except for compensation payable in the ordinary course of business to partners who are also employees and except in connection with the termination of James D. Dunning, Jr.'s existing employment agreement with the Partnership) and will not redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any equity units except described in this Agreement;

        11.2.6 the Company will not authorize or pay any dividend or distribution to its stockholders and will not redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any of the Company's stock except as described in this Agreement;

        11.2.7 except as set forth on Schedule 11.2.7, other than in connection with the termination of James D. Dunning, Jr.'s existing employment arrangements with the Partnership, the Partnership will not pay or obligate itself to pay any compensation, commission or bonus to any officer or employee of the Partnership except for the regular compensation and commissions payable to such, officer or employee at the rate in effect on the date of this Agreement;

        11.2.8 the Partnership will continue to carry all of its existing insurance with respect to its assets and properties;

        11.2.9 the Partnership will not, or obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its assets or properties except in the ordinary course of business and the Partnership will maintain its Facilities and other assets in good operating condition and repair, subject only to ordinary wear and tear;

               11.2.10 the Partnership will at all times maintain a cash balance in the ordinary course of its business in a manner consistent with its prior cash management practices;

               11.2.11 the Partnership will not engage in any activity or transaction other than in the ordinary course of the business of the Partnership as heretofore conducted; and

               11.2.12 without limiting the foregoing, the Company and the Partnership will consult with TWP regarding all significant developments, transactions and proposals relating to the business of the Partnership.

          Notwithstanding the foregoing, nothing in this Section 11.2 shall prohibit the Company or the Partnership from taking any other action or omitting to take any other action as required or contemplated by this Agreement, including without limitation incurring and paying expenses and redeeming securities held by the Stockholders and the Limited Partners in connection herewith; provided, however, that subject to the prior written approval of TWP the Partnership may make acquisitions of existing yellow pages assets or businesses ("Permitted Acquisitions") and incur earn-out or other liabilities ("Permitted Indebtedness") and/or make cash payments in connection therewith (such cash payments and Permitted Indebtedness collectively referred to as "Permitted Expenditures").

          11.3 Consents and Approvals. The Fund shall cause TWP to, and TWP shall, and the Partnership shall also, use its reasonable best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by it in connection with the execution, delivery and performance of this Agreement and all other agreements, certificates and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.

          11.4 No Solicitation of Offers. The Company and the Partnership shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, the Partnership or the Company (an "Acquisition Proposal") or (ii) participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other person.

        11.5 Public Announcements. Prior to the Closing, neither the Fund nor TWP, on the one hand, nor the Partnership nor the Company, on the other hand, shall make any public announcement of the execution of this Agreement or any of the transactions contemplated hereby, except as necessary to obtain regulatory approval or as otherwise required by law, without the prior written approval of the Company (in the case of the Fund or TWP) or TWP (in the case of the Partnership or the Company), which approval shall not be unreasonably withheld.

        11.6 No Transfers by Stockholders. From the date hereof until the Closing or earlier termination of this Agreement, no Stockholder shall sell, transfer, pledge, assign or dispose of any Purchased Shares or issue or sell any options or warrants to purchase any Purchased Shares, or agree to do any of the foregoing, other than to a transferee that executes a counterpart hereto or otherwise agrees in writing to be bound as a Stockholder by all of the terms hereof prior to acquiring any Purchased Shares.

       11.7 No Transfers by Limited Partners. From the date hereof until the Closing or earlier termination of this Agreement, no Limited Partner shall sell, transfer, pledge, assign or dispose of any Purchased Units or issue or sell any options or warrants to purchase any Purchased Units, or agree to do any of the foregoing, other than to a transferee that executes a counterpart hereto or otherwise agrees in writing to be bound as a Limited Partner by all of the terms hereof prior to acquiring any Purchased Units.

       11.8 Updating of Information. The Company and the Partnership shall promptly deliver to TWP any information concerning material events subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including without limitation all Schedules referred to herein, and the Financial Statements (including without limitation monthly financial reviews), pursuant to any of the covenants or agreements contained herein, in order that the information contained herein or so delivered be complete and accurate in all material respects at all times prior to and including the Closing, provided, however, that the delivery of such information shall not in any manner constitute a waiver by TWP of any of the covenants of the Partnership, the Company, the Stockholders or the Limited Partners or of any of the conditions precedent to the Closing hereunder and shall not be taken into account in determining whether such covenants and conditions have been satisfied.

       11.9 Confidential Information. The Fund shall, and shall cause TWP to, preserve and maintain all proprietary information and trade secrets of the Partnership and the Company received or confirmed in documentary form by the Fund or TWP from the Partnership or the Company (or any of their respective agents or representatives) and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that TWP shall be free to disclose all or any of such proprietary information and trade secrets which (a) are a matter of public knowledge (other than on account of any disclosure by or through the Fund or TWP; (b) have been or are hereafter published other than through the Fund or TWP; (c) are lawfully obtained by TWP from a third person not subject to any obligation of confidentiality; or (d) required by law to be disclosed, so long as the disclosing party gives sufficient prior notice of such anticipated disclosure to the Company so that the Company may take steps to protect such information, including by opposing such disclosure. In the event the Closing does not occur, TWP will return all written documentation provided to it by the Partnership or the Company and shall return to the Company or destroy all written embodiments of any such proprietary information or trade secrets. The covenants of TWP contained in this Section 11.9 shall terminate at the Closing.

        11.10 No Unreasonable Interference. Pending the Closing, neither the Fund nor TWP will take any action which would interfere unreasonably with the business or operations of the Partnership.

        11.11 Non-Solicitation. Each Limited Partner, on behalf of itself and its Affiliates (other than Affiliates of Chase Equity Associates, L.P.), agrees that for a period of two (2) years after the Closing Date (the "Non-Solicitation Period"), such Limited Partner shall not, directly or indirectly, solicit the employment (in any capacity) of or hire any employee (other than Laurence H. Bloch) of the Partnership or the Company. Each Limited Partner agrees that, during the Non-Solicitation Period, it will not directly or indirectly divulge or appropriate for his, her or its own use, or for the use of any third party, any secret or confidential information or knowledge obtained by such Limited Partner concerning the business of the Company and the Partnership. This obligation of secrecy shall not apply to information which (i) is or becomes part of the public domain other than through breach of this Agreement or directly or indirectly through the fault of such Limited Partner from an unaffiliated source, which source has no obligation of secrecy to any party hereunder or (ii) is required to be disclosed by law or government order (but only to the extent so required). Each Limited Partner recognizes and affirms that in the event of breach of any of the provisions of this Section 11.11, money damages would be inadequate and the Company and the Partnership would have no adequate remedy at law. Accordingly, such Limited Partner agrees that the Company and the Partnership shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and such Limited Partner's obligations under this Section 11.11 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of this
   Section 11.11. The obligations of each Limited Partner pursuant to this
   Section 11.11 are several and applicable only to such Limited Partner.

       11.12 Dunning Non-Competition Agreement. For a period of three (3) years after the Closing Date (the "Non-Competition Period"), James D. Dunning, Jr. shall not, directly or indirectly, either for himself or for any other person, "participate" in any yellow page directory publishing business in the United States or any business competing for the same customers as the businesses of the Partnership and its subsidiaries in the geographic markets in which the Partnership and its subsidiaries are engaged in the local or national yellow page directory publishing business on the date hereof (the "Business"); provided that nothing contained herein shall prohibit Mr. Dunning from participating in any industry specific yellow page business or any trade or industry publications. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, that the term "participate" shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange, on the NASDAQ stock market or in the over-the-counter market. If, at the time of enforcement of this Section 11.12, a court holds that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions. Mr. Dunning, on behalf of himself and his Affiliates, recognizes and affirms that in the event of breach of any of the provisions of this Section 11.12, money damages would be inadequate and the Company and the Partnership and their successors would have no adequate remedy at law. Accordingly, Mr. Dunning, on behalf of himself and his Affiliates, agrees that the Company and the Partnership shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and Mr. Dunning's obligations under this Section 11.12 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of
   Section 11.12 .

       11.13 Reinvesting Manager's Non-Competition Agreement. Each Reinvesting Manager acknowledges that in the course of his or her employment with the Partnership he or she has become familiar with the Partnership's trade secrets and with other confidential information concerning the Partnership and its predecessors and that his or her services have been and will be of special, unique and extraordinary value to the Partnership. Therefore, such Reinvesting Manager agrees that, for the period commencing on the Closing Date and ending on the later of the second anniversary of the Closing Date and the first anniversary of the date of termination of such Reinvesting Manager's employment (the "Noncompete Period"), he or she shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any yellow page directory publishing business or any business competing for the same customers as the businesses of the Partnership or its Subsidiaries as such businesses exist or are in process during the Noncompete Period within any markets (or markets contiguous thereto) in which the

Partnership or its Subsidiaries engage or plan to engage in such businesses during the Noncompete Period. Nothing herein shall prohibit such Reinvesting Manager from (i) being a passive owner of not more than 5% of the outstanding stock of any class of any corporation, so long as such Reinvesting Manager has no active participation in the business of such corporation or (ii) becoming employed by a competitor; provided that such Reinvesting Manager is not directly or indirectly responsible for, or does not have control over, the business of such competitor which directly competes with any of the businesses of the Partnership.

12.  Conditions to Closing.

     12.1 Conditions to Obligations of the Company and the Partnership. The obligations of the Partnership to issue the Purchased Units to TWP and to redeem the Redemption Units is subject to the fulfillment prior to or at the Closing of the following conditions:

          12.1.1 The representations and warranties by TWP contained in this Agreement or in any written statement delivered by TWP to the Company or the Partnership pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, the Company shall waive the same in writing); and TWP shall have performed and complied in all material respects with all the terms, provisions and covenants of this Agreement to be performed and complied with by TWP at or before the Closing.

          12.1.2 The Partnership shall have received an opinion, dated the Closing Date, of Latham & Watkins, counsel for TWP, in form and substance reasonably satisfactory to Kirkland & Ellis, counsel for the Partnership, with respect to the matters set forth on Exhibit A attached hereto.

          12.1.3 The Partnership shall have received a certificate from TWP in the form of Exhibit B attached hereto certifying as to the accuracy of TWP's representations and warranties at and as of the Closing and that TWP has performed and complied with all of the terms, provisions and conditions to be performed and complied with by TWP at or before the Closing.

          12.1.4 TWP shall have executed and delivered the Third Amended and Restated Agreement of Limited Partnership in the form attached hereto as Exhibit H and the Investors Agreement in the form attached hereto as
     Exhibit I.

          12.1.5 The Partnership, the Company and TWP shall have obtained all material consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Partnership, the Company or TWP, as the case may be, in connection with the execution, delivery and performance of this Agreement and all other agreements, certificates and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.

       12.1.6 Continental Illinois Venture Corporation ("CIVC") and one or more of its employees and affiliates designated by CIVC, including CIVC
   Partners III (CIVC collectively with such other participating Persons, the "CIVC Parties"), shall have been offered the opportunity to invest up to an aggregate of $30 million in cash in Purchased Units and Purchased Shares or, at CIVC's election, to exchange or retain Class A Units and retain shares of the common stock of the Company with value aggregating up to $30 million (it being understood that for such purposes the value of any such securities shall be deemed to equal the amount otherwise payable as redemption or the purchase price under this Agreement if such interests were redeemed or purchased in accordance herewith), or to invest cash and exchange or retain equity interests, in such proportions as CIVC elects, in an amount aggregating up to $30 million, pursuant to and substantially in accordance with the terms contained in the Third Amended and Restated Agreement of Limited Partnership and in accordance with the summary of terms attached as Exhibit H hereto or on such other terms and conditions and pursuant to such other documentation as is satisfactory to CIVC, provided that after consummating any such investment and/or exchange, and taking into account any securities so retained, the CIVC Parties and TWP will own Purchased
   Units and Purchased Shares of the same classes, and in the same proportions (relative to TWP (together with its Affiliates), the Reinvesting Managers and the Other Investors) as set forth in the summary of terms included in Exhibit H.

       12.1.7 Each of Laurence H. Bloch, Ricardo Puente, Joan Fiorito, Marybeth Brennan, Joseph Wazny, Robert Bambace, Richard Beck, Michael Bynum,
   Steve Cartlidge, Kim Kaznowski, Richard Mellert, Ita Shea-Oglesby, Lois Elizabeth Speights, Victoria Welch (each, a "Reinvesting Manager") and
   James Dunning, Jr. and First Union Investors, Inc. (together, the "Other Investors") shall have been offered the opportunity to invest up to an aggregate of $19 million in cash in Purchased Units or, at the election of each such Person, to exchange or retain Class A Units and retain shares of the common stock of the Company with value aggregating up to $19 million (it being understood that for such purposes the value of any such securities shall be deemed to equal the amount otherwise payable as Redemption Price under this Agreement if such interests were redeemed in accordance herewith), or to invest cash and exchange or retain Class A Units and retain Company common stock in such proportions as the Key Executives and the'

   Other Investors elect, in an amount aggregating up to $19 million, pursuant to and substantially in accordance with the terms contained in the form of the Third Amended and Restated Agreement of Limited Partnership and in accordance with the summary of terms attached as Exhibit H hereto or upon such other terms and conditions and pursuant to such other documentation as is satisfactory to CIVC, provided that after consummating any such investment and/or exchange, and taking into account any securities so retained (but excluding any securities issued pursuant to incentive arrangements), the Reinvesting Managers, the Other Investors, the CIVC Parties and TWP will own securities of the Company and the Partnership in the same classes, and in the same proportions (relative to one another) as set forth in the summary of terms included in Exhibit H.

       12.1.8 The Partnership shall have executed and delivered employment agreements in the form of Exhibits J-1 through J-2 hereto with Laurence
   H. Bloch and Ricardo Puente.

     12.1.9 The Company and the Partnership shall have executed and delivered to each Reinvesting Manager an Executive Agreement in the form attached hereto as Exhibit K.

     12.2 Conditions to Obligations of TWP. The obligations of TWP to purchase the Purchased Units and purchase the Purchased Shares is subject to the fulfillment prior to or at the Closing of the following conditions:

     12.2.1 The representations and warranties by the Company, the Partnership, the Stockholders or the Limited Partners contained in this Agreement or in any written statement delivered to TWP by the Company or the Partnership or the Stockholders or the Limited Partners pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, TWP shall waive the same in writing); and the Company the Partnership, the Stockholders and the Limited Partners shall have performed and complied in all material respects with all the terms, provisions and covenants of this Agreement to be performed and complied with by said entities or individuals at or before the Closing; provided, however, that if (x) one or more of such representations or warranties or statements is untrue or partially untrue at the Closing but (y) such fact does not have or can not reasonably be expected to have, materially adverse monetary consequences to the Company and the Partnership, taken as a whole, such fact shall not relieve TWP of any of its obligations under this Agreement.

               12.2.2 TWP shall have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel for the Company and the Partnership, in form and substance reasonably satisfactory to Latham & Watkins, counsel for TWP, with respect to the matters set forth on Exhibit C attached hereto.

               12.2.3 TWP shall have received a certificate from the Company in the form of Exhibit D attached hereto certifying as to the accuracy in all material respects of the Company's representations and warranties at and as of the Closing and that the Company has performed and complied in all material respects with all of the terms, provisions and conditions to be performed and complied with by the Company at or before the Closing.

               12.2.4 TWP shall have received a certificate from the Company in the form of Exhibit E attached hereto certifying as to certain corporate matters with respect to the Company, together with all of the attachments referred to therein.

               12.2.5 TWP shall have received a certificate from the Partnership in the form of Exhibit F attached hereto certifying as to the accuracy in all material respects of the Partnership's representations and warranties at and as of the Closing and that the Partnership has performed and complied in all material respects with all of the terms, provisions and conditions to be performed and complied with by the Partnership at or before the Closing.

               12.2.6 TWP shall have received a certificate from the Partnership in the form of Exhibit G attached hereto certifying as to certain partnership matters with respect to the Partnership, together with all of the attachments referred to therein.

               12.2.7 The Partnership, the Company and TWP shall have obtained all of the consents, authorizations and approvals listed on Schedule
          12.2.7 hereto under (i) all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Partnership, the Company or TWP, as the case may be, in connection with the execution, delivery and performance of this Agreement, and (ii) all other agreements, certificates and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.

               12.2.8 The Interest Rate Swap agreement between the Partnership and First Union National Bank of North Carolina dated December 7, 1995, including the "Master Agreement" referred to therein and the Interest Rate Swap agreement between the Partnership and the Canadian Imperial Bank of Commerce dated December 7, 1995, including the "Master Agreement" referred to therein shall have been terminated to the reasonable satisfaction of TWP without further liability to the Partnership or the Company.

               12.2.9 The Employment Agreement dated May 13, 1993 between the Partnership and James D. Dunning, Jr. shall have been terminated in accordance with its terms.

               12.2.10 The respective Employment Agreements dated May 13, 1993 between the Partnership and Laurence H. Bloch and Ricardo Puente shall have been terminated to the reasonable satisfaction of TWP without further liability to the Partnership or the Company and new Employment Agreements, in the forms of Exhibit J-1 and J-2 hereto, shall have been entered into with Laurence H. Bloch and Ricardo Puente.

               12.2.11 The respective Executive Agreements dated May 13, 1993 between the Partnership and James D. Dunning, Jr, Laurence H. Bloch and Ricardo Puente shall have been terminated to the reasonable satisfaction of TWP without further liability to the Partnership or the Company.

               12.2.12 The Partnership's Equity Compensation Plan and the Equity Compensation Trust shall have been terminated or continued to the reasonable satisfaction of TWP without further liability to the Partnership or the Company.

               12.2.13 The Registration Agreement dated May 13, 1993 between the Partnership and the persons named therein and the persons who later became a party to said agreement shall have been terminated to the reasonable satisfaction of TWP without further liability to the Partnership or the Company.

               12.2.14 The Investors Agreement dated May 13, 1993 between the Company, the Partnership and the persons named therein and the persons who later became a party to said agreement shall have been terminated to the reasonable satisfaction of TWP without further liability to the Partnership or the Company.

               12.2.15 The Company, the Partnership and all partners of the Partnership shall have executed and delivered the Third Amended and Restated Agreement of Limited Partnership in the form attached hereto as Exhibit H.

               12.2.16 The Company, the Partnership and all persons who will continue to hold an equity interest of any type or description in the Company or the Partnership shall have executed and delivered the Investors Agreement in the form attached hereto as Exhibit I.

               12.2.17 The Partnership shall have executed and delivered to Thomas H. Lee Company the Management Agreement between the Partnership and Thomas H. Lee Company in substantially the form attached hereto as Exhibit L.

               12.2.18 Reinvesting Managers shall have invested cash or exchanged or retained Class A Units, Class E Units or Company common stock, as contemplated by Section 12.1.7, in an aggregate amount (including the sum of the amount of such cash invested plus the value of the Class A Units, Class E Units and Company common stock retained or exchanged) equal to or exceeding $10 million (it being understood that for such purposes the value of any such securities retained or exchanged shall be deemed to equal the amount otherwise payable as Redemption Price under this Agreement if such interests were redeemed in accordance herewith).

               12.2.19 All Stockholders shall have tendered their stock certificates representing the Purchased Shares pursuant to the terms hereof.

               12.2.20 The Company, the Partnership and all persons who will continue to hold an equity interest of any type or description in the Partnership shall have executed and delivered the Registration Agreement in the form attached hereto as Exhibit M.

          12.3 Commercially Reasonable Efforts. Upon the terms and subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, and the Fund shall cause TWP to take, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Section 13.

 13. Termination.  This Agreement may be terminated as follows:

          13.1 TWP's Right to Terminate. By TWP by written notice to the Company and the Partnership (a) if the transactions contemplated hereby have not been consummated by October 1, 1997, or (b) if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of TWP to consummate the transactions contemplated by this Agreement as set forth in Section 12.2 and such condition has not been satisfied within five (5) days after such notice; provided that TWP will not be entitled to terminate this Agreement pursuant to this paragraph if the occurrence of the events, circumstances or condition described in (a) or (b) foregoing is the direct or indirect result of (i) any breach by TWP of any of its obligations hereunder or (ii) TWP having failed to satisfy any condition set forth herein that TWP was required to satisfy.

     13.2 The Stockholders and the Limited Partners' Right to Terminate. By the Company's board of directors, by written notice to TWP (a) if the transactions contemplated hereby have not been consummated by October 1, 1997, or (b) if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Stockholders or the Limited Partners, respectively, to consummate the transactions contemplated by this Agreement as set forth in Section 12.1 and such condition has not been satisfied within five (5) days after such notice; provided that neither the Stockholders nor the Limited Partners will be entitled to terminate this Agreement pursuant to this paragraph if the occurrence of the events, circumstances or condition described in (a) or (b) foregoing is the direct or indirect result of (i) any breach by the Stockholders, the Limited Partners, the Company or the Partnership of any of their respective obligations hereunder or (ii) any of the Stockholders, the Limited Partners, the Company or the Partnership having failed to satisfy any condition set forth herein that such party was required to satisfy.

     13.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 13.1 or 13.2, all further obligations of the parties under this Agreement shall terminate; provided that, the obligations of the parties contained in (i) Section 11, and (ii) the Confidentiality Agreement dated July 18, 1997, executed by each of the Partnership and Thomas H. Lee Company, shall survive any such termination, and that a termination under
Section 13.1 or 13.2 shall not relieve either party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

14. Miscellaneous.

     14.1 Non-Survival of Representations and Warranties; Release Upon Closing. None of the representations and warranties in this Agreement shall survive the Closing. Upon consummation of the Closing, notwithstanding any breach of representations or warranties by another party, any failure to be satisfied of any other condition to the obligations of a Party hereto or any breach of any covenant by another party hereto, each such breach of representations and warranties, condition that is unsatisfied and covenant which is breached prior to the Closing Date shall be deemed to be waived by such party, and such party shall be deemed to fully release and forever discharge the other party on account of any and all claims, demands or charges, known or unknown with respect to the same, except that nothing in this Section 14.1 shall be construed so as to limit the ability of any party to bring a claim or action against any other person for fraud or intentional tort committed directly by such person.
Further, notwithstanding the provisions of Section 13 above, each of the Parties shall be deemed to have waived its respective right to terminate this Agreement upon consummation of the Closing. The foregoing provision shall not limit any covenant or agreement of any of the parties which by its terms contemplates performance after the Closing.

               14.2 Limited Partner and Stockholder Representative.

               14.2.1 By execution of this Agreement, each of the Limited Partners and the Stockholders who is selling Redemption Units and Purchased Shares hereby designates the Selling Securityholder Representative to serve as its representative with respect to the matters contemplated in Section 14.2.2 below.

               14.2.2 Each of the Limited Partners and the Stockholders who is selling Redemption Units and Purchased Shares (a "Selling Securityholder"), by his, her or its execution of this Agreement, hereby irrevocably appoints the Selling Securityholder Representative as the agent, proxy and attorney-in-fact for such Selling Securityholder for all purposes of this agreement, including without limitation, full power and authority on such Person's behalf: (a) to consummate the transactions contemplated herein (other than acceptance of any amounts owed to such Selling Securityholder pursuant to this Agreement); (b) to pay such Selling Securityholder's expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, it being understood that such expense shall be allocated among the Selling Securityholders pro rata based on the aggregate proceeds payable to such Selling Securityholders at the Closing in respect of Redemption Units and Purchase Shares; (c) to execute and deliver any certificates required hereunder, including delivery of any stock certificates representing the Redemption Units and Purchased Shares; (d) to execute and deliver on behalf of such Selling Securityholder any amendment hereto; provided that such amendment does not change the definition or manner of calculating the price payable in respect of Redemption Units or Purchased Shares or the form of payment to such Selling Securityholder, does not increase such Selling Securityholder's liabilities in any material respect and does not treat any Selling Securityholder adversely in a manner which is disproportionate to the manner in which the other Selling Securityholders are treated (taking into account the Selling Securityholders' respective ownership of Purchased Shares and Partnership Units); (e) to take all other actions to be taken by or on behalf of such Selling Securityholder in connection herewith; and (f) to do each and every act and exercise any and all rights which such Selling Securityholder or the Selling Securityholders (collectively) are permitted or required to do or exercise under this Agreement; it being understood that none of the foregoing (a) through (e) constitutes authority for the Selling Securityholder Representative to receive payments hereunder on behalf of such Selling Securityholder or obligates the Selling Securityholder Representative to take any action or omit to take any action. Each of the Selling Securityholders agrees that such agency and proxy are coupled with an interest and are therefore irrevocable without the consent of the Selling Securityholder Representative.

               14.2.3 Neither the Selling Securityholder Representative nor any agent employed by him shall incur any liability to any Selling Securityholder, TWP or the Fund (a) by virtue of the failure or refusal of the Selling Securityholder Representative for any reason to consummate the transactions contemplated hereby, or (b) relating to the performance of his other duties hereunder, except for fraud or bad faith.

               14.3 Selling Securityholder's Post-Closing Access. TWP, the Company and the Partnership shall fully cooperate with the Selling Securityholders, to make available to the Selling Securityholders such assistance and financial, Tax and other information (including the books and records of the Company and the Partnership) reasonably requested by any of the Selling Securityholders in connection with (a) any audit or other investigation by any taxing authority or any required reports or submissions to governmental entities relating to any period (or portion thereof) ending on or before the Closing Date, and (b) matters relating to insurance coverage of the Company and Partnership, third-party litigation, claims, proceedings and investigations involving the Company and the Partnership, if any.
          TWP, the Company and the Partnership shall preserve such information and such books and records for at least four years after the Closing Date, and thereafter to dispose thereof only after it shall have given the Selling Securityholder Representative at least 90 days' prior written notice of such impending disposition and the opportunity (at the Selling Securityholders' expense) to remove and retain such information and such books and records.

               14.4 Assignment. This Agreement, the rights and obligations hereunder, and any and all other agreements, instruments or certificates referenced herein are fully assignable and transferrable at any time prior to or at the Closing by TWP to the Fund and/or its affiliates without the consent or approval of any other party hereto, provided that TWP and the Fund shall remain jointly and severally liable for all obligations of each such assignee hereof. Subject to the foregoing, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of TWP, the Company and the Partnership. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

               14.5 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, by facsimile transmission or mailed by certified or registered mail, postage prepaid, return receipt requested and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable overnight courier service (charges prepaid for overnight delivery) or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, as follows:

If to the Partnership           TransWestern Publishing Company, L.P.
  or the Company:               8344 Clairemont Mesa Boulevard
                                San Diego, California  92111
                                Attn:  Ricardo Puente
                                       Laurence H. Bloch

  With a copy to:               The Selling Securityholder Representative

                                and

                                Continental Illinois Venture Corporation
                                231 South LaSalle Street
                                Chicago, Illinois  60697
                                Attn: Marcus D. Wedner

  With a copy to:               Kirkland & Ellis
                                200 East Randolph Drive, 57th Floor
                                Chicago, Illinois  60601
                                Attn:  William S. Kirsch, P.C.

  If to the Selling             Avy H. Stein
  Securityholder                c/o Willis, Stein & Partners
  Representative:               225 West Monroe Street
                                Chicago, Illinois 60606

  With a copy to:               Kirkland & Ellis
                                200 East Randolph Drive, 57th Floor
                                Chicago, IL  60601
                                Attn:   William S. Kirsch, P.C.

  If to TWP:                    TWP Recapitalization Corp.
                                c/o Thomas H. Lee Company
                                75 State Street
                                Boston, Massachusetts  02109
                                Attn:  Scott A. Schoen
                                Attn:  C. Hunter Boll

  With a copy to:               Latham & Watkins
                                701 B Street, Suite 2100
                                San Diego, California  92101
                                Attn:  Scott N. Wolfe, Esq.

        If to the Fund:               Thomas H. Lee Equity Fund III, L.P.
                                      c/o Thomas H. Lee Company
                                      75 State Street
                                      Boston, Massachusetts  02109
                                      Attn:  Scott A. Schoen
                                      Attn:  C. Hunter Boll

        With a copy to:               Latham & Watkins
                                      701 B Street, Suite 2100
                                      San Diego, California  92101
                                      Attn:  Scott N. Wolfe, Esq.


   or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

       14.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

       14.7 No Third Party Rights. Except as otherwise specifically provided herein, nothing in this Agreement shall be construed to give any person or entity other than TWP, the Partnership, the Company, the Stockholders and the Limited Partners any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the foregoing parties and their respective permitted successors, assigns, heirs and personal representatives.

       14.8 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     14.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               14.10 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

               14.11 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or of any other such instrument.

               14.12 Headings. The headings of the Paragraphs and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               14.13 Expenses. Each party will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement; provided, however, that in the event the Closing successfully occurs as described herein, the Partnership shall (i) pay the Company's, the Partnership's, TWP's and Thomas H. Lee Company's reasonable and necessary expenses incurred in connection with the negotiation and documentation of the transactions described herein, (ii) pay a transaction fee equal to Five Million Dollars ($5,000,000) pro-rata to Thomas H. Lee Company and other stockholders of the Company and other partners of the Partnership in proportion to their respective (or that of their Affiliates) post-Closing equity in the Company and the Partnership, (iii) pay ongoing management fees equal to Five Hundred Thousand Dollars ($500,000) per year pro-rata to Thomas H. Lee Company and other stockholders of the Company and other partners of the Partnership in proportion to their respective (or that of their Affiliates) post-Closing equity in the Company and the Partnership, pursuant to the Management Agreement described in Section 13.2.17,
          (iv) pay all TransWestern Transactional Expenses and (v) pay the fees and expenses of the lenders as set forth in the Debt Commitment Letters. As used herein, the term "TransWestern Transactional Expenses" is defined as any and all legal or other expenses or fees of any legal counsel or other advisor to the Partnership, the Company, the Stockholders or the Limited Partners relating to the transactions described or contemplated herein up to $250,000 in the aggregate, but not including any such expenses or fees incurred directly in connection with the negotiation of a recapitalization of the Partnership and the Company as proposed by Continental Illinois Venture Corporation.

               14.14 Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement or provided by law shall be cumulative and no one of them shall be exclusive of any other.

               14.15 Time of the Essence. Time is of the essence under this Agreement and any amendment, modification or revision of it.

               14.16 Fund Obligations. One or more affiliates of the Fund own all of the outstanding capital stock of TWP. The Fund enters into this Agreement to induce each of the other parties hereto to enter into this Agreement and the other agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. The Fund hereby undertakes and agrees that, until consummation of the transactions contemplated to occur at the Closing, each and every obligation of TWP pursuant to this Agreement, and each and every obligation of TWP pursuant to any of the other agreements and documents contemplated hereby, is and shall be the joint and several obligation of the Fund. In particular, and without limiting the foregoing, the Fund shall be jointly and severally liable to arrange the Financing (as described in Section 2) and to pay the purchase price described in Section 1. The Fund acknowledges that each of the Company, the Partnership, the Limited Partners and the Stockholders have entered into this Agreement and the other agreements and documents contemplated hereby to which each such Person is a party in reliance on the agreements of the Fund set forth herein

               14.17 Further Assurances. The parties agree to cooperate and take such further action and execute such documents and instruments as may reasonably be required in order to more effectively carry out the terms of this Agreement and the intentions of the parties.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

TRANSWESTERN PUBLISHING COMPANY, L.P.

By:   TRANSWESTERN COMMUNICATIONS COMPANY, INC.
      Its General Partner

By:        /s/ Laurence H. Bloch
           -------------------------------------
Title:     Executive Vice President


TRANSWESTERN COMMUNICATIONS COMPANY, INC.

By:        /s/ Laurence H. Bloch
           -------------------------------------
           Title: Executive Vice President


TWP RECAPITALIZATION CORP.

By:        /s/ C. Hunter Boll
           ------------------------------
Title:     Chief Financial Officer
           ------------------------------

THOMAS H. LEE EQUITY FUND III, L.P.

By:   THL Equity Advisors Limited Partnership III
      Its:  General Partner

By:   THL Equity Trust III
      Its:  General Partner

      By:    /s/ C. Hunter Boll
             -----------------------------
      Title:  Trustee





      (SIGNATURE PAGE TO SECURITIES PURCHASE AND REDEMPTION AGREEEMENT)

CIVC PARTNERS III

By:    /s/ Marcus Wedner
       ----------------------------------------------
Title: Managing Director



       /s/ Avy H. Stein
-----------------------------------------------------
Avy H. Stein, individually and in his capacity as the
Selling Securityholder Representative


LIMITED PARTNERS:

FIRST UNION INVESTORS, INC.

By:    /s/ Watts Hamrick
       ----------------------------------------------
Title: Senior Vice President
       ----------------------------------------------


CONTINENTAL ILLINOIS VENTURE CORPORATION

By:    /s/ Marcus Wedner
       ----------------------------------------------

Title: Managing Director
       ----------------------------------------------


CIVC PARTNERS I

By:    /s/ Marcus Wedner
       ----------------------------------------------
Title: Managing Director


       /s/ John R. Willis
       ----------------------------------------------
       JOHN R. WILLIS


       (SIGNATURE PAGE TO SECURITIES PURCHASE AND REDEMPTION AGREEMENT)

SPERSIBS LP

By:    /s/ Philip Spertus
       ----------------------------------------------

Title: President of SCMI, its General Partner
       ----------------------------------------------

KLANS ASSOCIATES

By:    /s/ Jack S. Levin
       ----------------------------------------------
Its:
       ----------------------------------------------


       /s/ Irwin Bard
-----------------------------------------------------
       IRWIN BARD


JOHN S. BAKALAR TESTAMENTARY TRUST


By:    /s/ John S. Bakalar
       ----------------------------------------------
       John S. Bakalar, Trustee


       /s/ Stuart Karu
-----------------------------------------------------
       STUART KARU

       /s/ Candace Karu
-----------------------------------------------------
       CANDACE KARU

       /s/ Daniel G. Helle
-----------------------------------------------------
       DANIEL G. HELLE

       /s/ Marcus D. Wedner
-----------------------------------------------------
       MARCUS D. WEDNER





       (SIGNATURE PAGE TO SECURITIES PURCHASE AND REDEMPTION AGREEMENT)

BERNARD SHAVITZ IRA ROLLOVER,

By:    /s/ Bernard Shavitz
       ----------------------------------------------
       BERNARD SHAVITZ

       /s/ Gregg I. Shavitz
-----------------------------------------------------
       GREGG I. SHAVITZ

       /s/ Jeff Shavitz
-----------------------------------------------------
       JEFF SHAVITZ

       /s/ Camillo Santomero
-----------------------------------------------------
       CAMILLO SANTOMERO

       /s/ James D. Dunning, Jr.
-----------------------------------------------------
       JAMES D. DUNNING, JR.


DAVID F. DUNNING TRUST

By:    /s/ James D. Dunning, Jr.
       ----------------------------------------------
       James D. Dunning, Jr., Trustee


JAMES D. DUNNING III TRUST

By:    /s/ James D. Dunning, Jr.
       ----------------------------------------------
       James D. Dunning, Jr., Trustee


       /s/ Laurence H. Bloch
-----------------------------------------------------
       LAURENCE H. BLOCH


RICARDO PUENTE LIVING TRUST

By:    /s/ Ricardo Puente
       ----------------------------------------------
       Ricardo Puente, Trustee


       /s/ Joan Fiorito
-----------------------------------------------------
       JOAN FIORITO





       (SIGNATURE PAGE TO SECURITIES PURCHASE AND REDEMPTION AGREEMENT)

MARYBETH BRENNAN TRUST

By:    /s/ Marybeth Brennan
       ----------------------------------------------
       Marybeth Brennan, Trustee


       /s/ Ita Shea-Oglesby
-----------------------------------------------------
       ITA SHEA-OGLESBY

       /s/ Kim Kaznowski
-----------------------------------------------------
       KIM KAZNOWSKI

       /s/ Michael Bynum
-----------------------------------------------------
       MICHAEL BYNUM

        /s/ Richard Beck
-----------------------------------------------------
       RICHARD BECK

       /s/ Richard Mellert
-----------------------------------------------------
       RICHARD MELLERT

       /s/ Robert Bambace
-----------------------------------------------------
       ROBERT BAMBACE

       /s/ Steve Cartlidge
-----------------------------------------------------
       STEVE CARTLIDGE

       /s/ Victoria Welch
-----------------------------------------------------
       VICTORIA WELCH


THE WAZNY FAMILY TRUST

By:    /s/ Joseph L. Wazny
       ----------------------------------------------
       Joseph L. Wazny, as Trustee


       /s/ Beth Speights
-----------------------------------------------------
       BETH SPEIGHTS





       (SIGNATURE PAGE TO SECURITIES PURCHASE AND REDEMPTION AGREEMENT)

CHASE EQUITY ASSOCIATES, L.P.

By:      Chase Capital Partners
Its:     General Partner

By:    /s/ Brian J. Richmond
       ----------------------------------------------

Its:   General Partner
       ----------------------------------------------


FIRST UNION CORPORATION

By:
       ----------------------------------------------

Title:
       ----------------------------------------------





       (SIGNATURE PAGE TO SECURITIES PURCHASE AND REDEMPTION AGREEMENT)